Exhibit 99.1

             Duratek Announces the Appointment of Alan J. Fohrer to
                          Company's Board of Directors

     COLUMBIA, Md.--(BUSINESS WIRE)--Jan. 22, 2004--Duratek, Inc. (NASDAQ:DRTK) today announced the appointment of Alan J. Fohrer to its Board of Directors and its Audit Committee.
     Mr. Fohrer is chief executive officer of Southern California Edison (SCE), one of the country's largest electric utilities. Fohrer has extensive knowledge and management experience in every aspect of SCE's business. In January 2000, Fohrer was elected president and chief executive officer of Edison Mission Energy (EME), a leading, independent power producer specializing in the development, acquisition, construction, management, and operation of global power production facilities. Before his leadership at EME, Fohrer was executive vice president and chief financial officer of parent company Edison International. Previously, he held the same position for a number of years at SCE in addition to Edison International. Fohrer also serves on the board of directors of Montgomery Watson Harza. Fohrer earned B.S. and M.S. degrees in civil engineering from the University of Southern California, and an M.B.A. from California State University, Los Angeles.
     Mr. Daniel A. D'Aniello, Chairman of Duratek's Board of Directors, said, "We are pleased to welcome Alan Fohrer to the Board. We value his expertise and look forward to his contributions toward Duratek's growth."

     Duratek provides safe, secure radioactive materials disposition.

     Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: the Company's ability to manage its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the cleanup of waste sites administered by it; the Company's ability to integrate acquired companies; the acceptance and implementation of the Company's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

    CONTACT: Duratek, Inc., Columbia
             Diane R. Brown
             Robert F. Shawver
             410-312-5100
             www.duratekinc.com